Exhibit 10.37
CORNERSTONE BUILDING BRANDS, INC.
CORNERSTONE BUILDINGS BRANDS, INC. SEVERANCE PLAN
EFFECTIVE DECEMBER 2, 2021
1.Purpose. The purpose of the Cornerstone Building Brands, Inc. Severance Plan (the “Plan”) is to provide severance benefits to certain eligible employees of the Company in the event their employment is terminated on or after the Effective Date.
2.Effective Date. The “Effective Date” of the Plan is December 2, 2021.
3.Eligibility. Each employee of the Company who is designated as a participant by the Committee (each, a “Participant”) will be eligible to receive the severance benefits described in the Plan if such Participant’s employment is terminated by the Company without Cause or by such Participant for Good Reason (each, a “Qualifying Termination”). Notwithstanding the foregoing, if, pursuant to an Other Company Agreement, a Participant is eligible to receive cash severance under such, such Participant’s right to cash severance shall instead be governed by the terms of such Other Company Agreement and no amount shall be payable pursuant to this Plan.
4.Plan Benefits upon Non-CIC Qualifying Termination. A Participant who experiences a Qualifying Termination other than within twenty-four (24) months after a Change in Control and other than during a Potential Change in Control Period will be entitled to receive:
(a)Accrued Payments. Accrued Payments;
(b)Prorated Bonus. A lump sum cash payment equal to the Bonus Amount, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Termination Date occurs, and the denominator of which is 365, based on actual performance under applicable financial metrics and applying any discretionary factors in substantially the same manner as such factors are applied to employees whose employment has not been terminated (the “Prorated Bonus”);
(c)Cash Severance. A cash severance payment equal to one (1) times the Participant’s annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the Termination Date, payable in substantially equal payments on regular payroll dates over the one (1) year period following the Termination Date (the “Cash Severance”);
(d)Medical and Dental Payment. Medical and dental coverage at the active employee rate for the period of continuation coverage applicable to Participant under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), up to a maximum of twelve (12) months.
(e)Equity Awards. Any outstanding equity awards held by a Participant will be treated in accordance with their terms.

5.Plan Benefits upon CIC Qualifying Termination. A Participant who experiences a Qualifying Termination within twenty-four (24) months after a Change in Control will be entitled to receive:
(a)Accrued Payments. Accrued Payments;
(b)Prorated Bonus. The Prorated Bonus;
(c)Cash Severance. The Cash Severance;
(d)CIC Cash Severance. A lump sum cash severance payment equal to the sum of (i) one (1) times the Participant’s annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the date of the Change in Control and (ii) two (2) times the Participant’s Bonus Amount (the “CIC Severance Payment”);
(e)Medical and Dental Payment. Medical and dental coverage at the active employee rate for the period of continuation coverage applicable to Participant under COBRA, up to a maximum of eighteen (18) months.
(f)Equity Awards. Any outstanding equity awards held by a Participant will be treated in accordance with their terms.
6.Plan Benefits upon Qualifying Termination During a Potential Change in Control Period. If Participant is terminated by the Company during a Potential Change in Control Period, then Participant will be entitled to the severance payments and termination benefits set forth in Section 4 subject to its terms and conditions, and, if and when the Change in Control related to the Potential Change in Control Period subsequently occurs, Participant will be entitled to receive the CIC Severance Payment and an additional six (6) months will be added to the duration of the medical and dental coverage period as provided in Section 5(e).
7.Release and Restrictive Covenant Requirement. As a condition to the payments set forth in Sections 4 and 5, a Participant must agree to comply with the restrictive covenants set forth in this Section 7, and execute, deliver and not revoke a general release agreement (the “Release”) in substantially the form as attached hereto as Appendix A, no later than thirty (30) days after the Termination Date. Subject to Section 9(i) hereof, the CIC Severance Payment will be paid on the first payroll date following the effective date of the Release and the pro rata bonus will be paid not later than March 15th of the year following the year of the Termination Date.
(a)Non-Competition. Participant shall not, directly or indirectly and whether on Participant’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, (x) any business that is engaged in the design, engineering, manufacturing, installation and marketing of exterior building products, including, for avoidance of doubt, in the residential or commercial sectors and with respect to both new construction and repairs and remodeling, that are the same as or similar to those designed, engineered, manufactured, installed or marketed by the Company or its subsidiaries and such Affiliates during the period of employment of Participant and (y) any other business that is a material competitor of a material business that is conducted by the Company or its subsidiaries and such Affiliates during the period of employment of Participant (unless disposed of prior to Employee’s date of termination). Ownership by Participant of equity securities of the Company, or of equity securities in other public or privately-owned companies that compete with the Company constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant. Participant agrees and stipulates that in any action or claim brought by Participant or in any action or claim brought against Participant involving the provisions of this Section 7, Participant hereby waives any claim or defense that the above non-competition covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
(b)Non-Solicitation. Participant shall not, directly or indirectly and whether on Participant’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Affiliates in a commercial capacity; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Affiliates to leave the employment or service of the Company or its Affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Affiliates unless such use or disclosure is of a personal nature, is requested by the Company or is required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Affiliates with whom Participant dealt, directly or indirectly, during Participant’s engagement with the Company or its Affiliates. Participant shall not be prohibited from hiring or soliciting the employment or service of an agent or consultant of the Company or its Affiliates for purposes which do not violate Section 7 of this Agreement. Participant agrees and stipulates that in any action or claim brought by Participant or in any action or claim brought against Participant involving the provisions of this Section 7, Participant hereby waives any claim or defense that the above non-solicitation covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
(c)Non-Disparagement and Non-Interference. To the extent permitted by the law, Participant agrees to refrain from any criticisms or disparaging comments about the Company or any Affiliates (including any current officer, director or employee of the Company), and Participant agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any Affiliate or inconsistent with fostering the goodwill of the Company and its Affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or Participant to any state or federal law enforcement, regulatory or judicial agency or official or to the Board or senior management of the Company or require notice to the Company thereof, and

Participant will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law. Nothing in this paragraph restricts, or is intended to restrict, any rights of Participant that cannot be lawfully restricted. Nothing in this Plan shall be interpreted in a manner that limits or restricts Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended).
The foregoing covenants in this Section 7 shall remain in effect for a period of one (1) year following Participant’s Termination Date (whether initiated by Participant or by the Company or Employer) for any reason.
8.Section 280G. In the event that any payments or benefits otherwise payable to Participant (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 8 will be made in writing by a nationally-recognized accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Participant and the Company for all purposes. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Participant. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. For purposes of this Section 8, the “Company” shall include, as applicable, any affiliate entity thereof, including after the Change in Control, the Surviving Entity or other parent corporation thereof.
9.General Provisions.
(a)Taxes. The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.
(b)Offset. The Company may set off against, and each Participant authorizes the Company to deduct from, any payments due to the Participant, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an affiliate by the Participant, whether arising under this Plan or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.
(c)Term of the Plan; Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants upon (i) at least six (6) months’ notice of amendments that are adverse to the interests of the Participants (except that termination of a Participant’s participation in the Plan may be made with three (3) months’ notice) or planned termination of the Plan, in each case, in anticipation of a Change in Control or during a Potential Change in Control Period; provided that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change of Control will give a Participant the right to enforce his or her rights pursuant to Section 11 and (ii) at least one (1) months’ notice of amendments that are adverse to the interests of the Participants or termination of a Participant’s participation in the Plan or planned termination of the Plan, in each case, not in anticipation of or otherwise in connection with a Change in Control or during a Potential Change in Control Period. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the first anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.
(d)Successors; Binding Agreement. All of the provisions of the Plan will be binding on the Company and any successor to the Company. The Company will require any successor or assign (whether director or indirect, by purchase, exchange, lease, merger, consolidation, or otherwise) to all or substantially all of the property and assets of the Company to expressly assume the Plan and agree to perform under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs distributees, divesees and legatees. If the Participant shall die when any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts, or if no person is so appointed, to the Participant’s estate.
(e)Unfunded Obligation. All benefits due an Participant under this Plan are unfunded and unsecured and are payable out of the general funds of the Company.
(f)Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder will be construed as (i) giving an Participant the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate an Participant’s employment or service at any time; or (iii) giving an Participant any claim to be treated uniformly with other employees.

(g)Non-exclusivity. The adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt any other plan, program, policy or practice. Nothing in the Plan will prevent or limit the Participant’s continuing or future participation any plan, program, policy or practice provided by the Company and for which the Participant may qualify and except as specifically modified by this Plan, nothing herein will limit or otherwise affect Participant’s rights under any Other Company Agreement.
(h)Severability. If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.
(i)Application of Section 409A. The amounts payable pursuant to Sections 3 and 4 of this Plan are intended to comply with or be exempt from Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”) and shall be interpreted consistent with such intent. To the extent that an Participant is a “specified employee” within the meaning of Section 409A as of the Termination Date, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Termination Date or, if earlier, the date of the Participant’s death following such date. All such amounts that would, but for this Section 9(i), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments. In the event a Participant is party to an Other Company Agreement that provides for severance that constitutes “deferred compensation” subject to Section 409A, any payments under this Plan shall be made in accordance with the applicable payment schedule in such Other Company Agreement or otherwise in a manner that complies with Section 409A. Any provisions of this Plan which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that the Participant have a “separation from service” (as such term is defined under Section 409A).
(j)Governing Law. The Plan will be governed and construed in accordance with the laws of the State of Texas without reference to conflict of law provisions.
10.Definitions. For purposes of the Plan, the terms listed below will have the meanings specified herein:
(a)“Accrued Payments” means (i) the portion of Participant’s annual Base Salary, at the rate then in effect, earned or accrued for Participant’s account through the Termination Date or for which Participant is entitled to payment for events or circumstances occurring on or through the Termination Date, (ii) any unpaid Annual Bonus earned with respect to the fiscal year preceding the Termination Date, (iii) unreimbursed business expenses that are eligible for reimbursement in accordance with the applicable Company policies, and (iv) any generally applicable vested benefits, if any, as to which an individual may be entitled pursuant to the terms governing such benefits.
(b)“Affiliate” means any entity controlled by, controlling or under common control with a person or entity.
(c)“Annual Bonus” means the annual cash bonus payment awarded under the Company’s incentive plan or program, as in effect from time to time.
(d)“Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis, calculated as of the date of termination, or, if greater, before any reduction not consented to by the Participant.
(e)“Board” means the Board of Directors of the Company.
(f)“Bonus Amount” means the Participant’s target Annual Bonus for the fiscal year in which the Termination Date occurs.
(g)“Cause” means any of the following occurring after the Effective Date: (i) Participant’s willful and continued failure to substantially perform Participant’s duties and other obligations under this Plan, if such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; (ii) Participant’s willful and material violation of the Company’s code of conduct or other material written policy of which Participant has notice, which violation is not cured within thirty (30) days after written notice by the Company of the existence of such violation; provided however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (iii) the willful engaging by Participant in material misconduct which (A) brings the Company or any of its subsidiaries into public disgrace, or (B) harms the business operations of the Company or any of its subsidiaries; (iv) Participant’s indictment for, pleading guilty or nolo contendere to, or conviction for committing a felony or crime involving moral turpitude or dishonesty; (v) Participant’s committing an act of fraud, embezzlement, theft, or misappropriation with respect to the Company; or (vi) the breach or failure by Participant to perform any of its material covenants contained in this Plan or any other agreement to which the Company and the Participant are parties; provided, however, that the Board must first provide to Participant written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes Cause hereunder, and providing an opportunity, within thirty (30) days following the receipt of such notice, to meet in person with the Board to explain the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions.
(h)“Change in Control” has the meaning set forth in the Company’s Long-Term Stock Incentive Plan, as in effect as of the Termination Date.
(i)“CIC Severance Payment” has the meaning set forth in Section 5(c).
(j)“COBRA” has the meaning set forth in Section 4(d).

(k)“Code” means the Internal Revenue Code of 1986, as amended.
(l)“Committee” means the Compensation Committee of the Board of Directors of the Company.
(m)“Company” means Cornerstone Building Brands, Inc. and each of its subsidiaries.
(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o)“Good Reason” means any of the following events that occurs without Participant’s prior written consent after the Effective Date:

(i) any material reduction in the amount of Participant’s then current base salary or target bonus opportunity, in either case other than as part of a reduction of less than ten percent (10%) applied generally across-the-board to all of the senior executive officers of the Company;

(ii) (A) a material reduction in Participant’s title; or (B) a material, adverse reduction in the duties or responsibilities of Participant relative to Participant’s duties or responsibilities;

(iii) the breach or failure by the Company to perform any of its material covenants contained in this Plan or any other agreement to which the Company and the Participant are parties;

(iv) any relocation of Participant’s principal place of employment by more than fifty (50) miles, as long as such relocation increases Participant’s normal daily commute excluding, for the avoidance of doubt, the expected relocation to Cary, North Carolina, if applicable; or

(v) the Company’s failure to cause any successor to all or substantially all of the business or assets of the Company to expressly agree to assume the obligations of the Company under this Plan, unless such assumption occurs automatically by operation of law.

In order for a termination of a Participant to constitute a termination for Good Reason, the Participant must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the ninetieth (90th) day after such circumstances have arisen or occurred and must provide the Company with at least thirty (30) days within which to cure such circumstances before terminating employment, and, failing a cure, the Participant must terminate his or her employment within thirty (30) days following the expiration of such cure period. The General Counsel has the sole discretion to determine whether the circumstances contained in the written notice from the Participant gives rise to Good Reason as defined in this Plan.

(p)“Other Company Agreement” means, an employment agreement or other similar agreement with the Company (regardless of form) and any other plan, policy or arrangement with the Company.
(q)“Participant” has the meaning set forth in Section 3.
(r)“Plan” has the meaning set forth in Section 1.
(s)“Potential Change in Control” of the Company shall be deemed to have occurred, if:
(i)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;
(ii)any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or
(iii)the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control has occurred.
(t)“Potential Change in Control Period” means the period beginning on the date the Potential Change in Control occurs and ending as of the earlier of (i) the date on which a Change in Control occurs or (ii) the date the Board makes a good faith determination that the risk of a Change in Control has terminated. Participant’s employment shall be deemed to have been terminated during a Potential Change in Control Period if such termination occurs prior to a Change in Control and such termination is by the Company other than for Cause and is at the request of the counter party in such Change in Control or (y) otherwise reasonably in anticipation of such Change in Control, provided that such Change in Control actually occurs.
(u)“Release” has the meaning set forth in Section 7.
(v)“Termination Date” means the effective date of a Participant’s termination of employment.
11.Claims, Inquiries, Appeals.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the claims administrator in writing, as follows:
Cornerstone Building Brands, Inc.
5020 Weston Parkway
Suite 400
Cary, North Carolina 27513
Attn: Kimberly Moore

(b)Denial of Claims.
(i)In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review and an explanation of the Plan’s review procedure.
(ii)The written notice referred to in Section 11(b)(i) will be given to the Participant within 30 days after the claims administrator receives the application pursuant to Section 11(a), unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional 30 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 30-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
(c)Request for a Review. Any Participant (or any Participant’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but without any obligation to do so) appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:
Cornerstone Building Brands, Inc.
5020 Weston Parkway
Suite 400
Cary, North Carolina 27513
Attn: Kimberly Moore
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
(d)Decision on Review. The Plan Administrator will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 20 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 20-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 11(d) the application will be deemed denied on review.
(e)Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 11(d) above).
(g)Final Dispute Resolution. The provisions of this Section 11(g) shall be the exclusive means of resolving disputes of the Company and Participant (including any other persons claiming any rights or having any obligations through the Company or Participant) arising out of or relating to the Plan that remain unresolved after the exhaustion of the procedure outlined in Sections 11(a) through (f). Either party may file suit and each party agrees that any suit, action, or proceeding arising out of or relating to the Plan shall be brought in the United States District Court for the Southern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the parties shall submit to the jurisdiction of each court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE COMPANY AND THE PARTICIPANT ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any or more provisions of this Section 11(g) shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid or enforceable.
(h)Attorneys’ Fees. In the event of any dispute under this Plan, the court may award attorneys’ fees as provided under 29 U.S.C. 1132(g)(1).

(i)No Right to Continued Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.
12.Specific Information Required by ERISA Plan

Plan Name:	Cornerstone Building Brands, Inc. Severance Plan
Name, Address and Telephone Number of Plan Sponsor	Cornerstone Building Brands, Inc 5020 Weston Parkway Suite 400 Cary, North Carolina 27513
Plan Sponsor’s I.D. No. (EIN)	76-0127701
Plan Number	505
Type of Plan	The Plan is a welfare benefit plan that provides severance benefits
Plan Administrator	The Plan is administered by the Company
Name, Address and Telephone Number of Plan Administrator	Cornerstone Building Brands, Inc 5020 Weston Parkway Suite 400 Cary, North Carolina 27513 919-677-3914
Agent for Service of Legal Process	Service of legal process may be made upon the Plan Administrator
Plan Year	Calendar Year

STATEMENT OF ERISA RIGHTS
The following statement is required by federal law and regulations
As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information About Your Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, and if you have exhausted the internal claims procedures available to you under the Plan (discussed in Section 11 above) you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

General Release

1.Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under that certain Cornerstone Building Brands, Inc. Severance Plan (the “Plan”) pursuant to which you and Cornerstone Building Brands, Inc. and its affiliates (collectively, the “Company”) are parties, you hereby waive and release and forever discharge the Company and each of its respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Date”).

2.Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge or complaint with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
a)Any payment or benefit set forth in the Plan;
b)Any rights as a shareholder of the Company;
c)Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with policy of the Company;

d)Claims in respect of equity compensation owned by you;
e)Vested benefits under the general employee benefit plans (other than severance pay or termination benefits under general policy of the Company, all rights to which are hereby waived and released);
f)Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;
g)Any claim that either of the Company has breached this release of claims; and
h)Indemnification as a current or former director or officer of either of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.
3.Acknowledgements by You. You acknowledge and agree that you have read this release in its entirety and acknowledge and agree that:
i)This release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the Effective Date of this release and you acknowledge that you are not releasing, waiving or discharging any ADEA claims that may arise after the Effective Date of this release;
a.You have been advised, and are being advised by the release, to consult with an attorney before executing this release;
b.You have been advised, and are being advised by this release, that you have been given at least [twenty-one (21)] [forty-five (45)] days within which to consider the release, but you can execute this release at any time prior to the expiration of such review period; [and]

c.[Because this release includes a release of claims under ADEA, you are being provided with the information contained in Schedule 1 hereto in accordance with the Older Workers Benefit Protection Act; and]
d.You are aware that this release shall become null and void if you revoke your agreement to this release within seven (7) days following the date of execution of this release. You may revoke this release at any time during such seven-day period by delivering (or causing to be delivered) written notice of your revocation of this release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this release (the “Effective Date”) to:
Cornerstone Building Brands, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
Attention: General Counsel
You agree and acknowledge that a letter of revocation that is not received by such date and time will be invalid and will not revoke this release.
4.Governing Law. This release will be governed and construed in accordance with the laws of the State of Texas without reference to conflict of law provisions.
If this release correctly describes our understanding, please execute and deliver a counterpart of this signature page.
Sincerely,

Cornerstone Building Brands, Inc.

By:
Name:
Title:
Accepted and Agreed
I hereby agree with and accept the terms
and conditions of this release:

Name:
Date: